Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 23, 2012, with respect to the consolidated financial statements of Nationstar Mortgage LLC included in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-174246) dated March 6, 2012 and the related Prospectus of Nationstar Mortgage Holdings Inc. for the registration of shares of its common stock.
/s/Ernst & Young LLP
Dallas, Texas
March 6, 2012